Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces First Quarter 2007 Results

(Bassett, Va.) – April 2, 2007 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its results of operations for its fiscal quarter ended February 24, 2007.

Sales for the first quarter of 2007 were $73.4 million down 15% from the $86.5 million reported in the first quarter of 2006. As previously announced, this shortfall is primarily due to continued soft furniture retail conditions which have impacted both retail sales and wholesale shipments. This decrease was also partially due to the sale of the Company’s Weiman operation at the end of April 2006. The Company reported a net loss of $(4.2) million or $(0.35) per share as compared to net income of $2.2 million or $0.18 per share in the first quarter of 2006. Also as previously announced, the net loss for the first quarter of 2007 included a $3.6 million non-cash pre-tax or $0.19 per share after-tax charge related to closing a wood manufacturing plant in Bassett, Va. Excluding the effects of the non-cash asset impairment charge, the Company’s net loss would have been $(2.0) million. A reconciliation of net income and earnings per share calculations has been set forth below.

As noted above, the Company announced on March 5, 2007 plans to cease operations at its wood manufacturing facility in Bassett. The closure of the 323,000 square foot facility is planned to be completed during the third quarter of 2007 and will affect approximately 280 employees or 15 percent of the Company’s workforce. During the last few years, like most of the U.S. furniture industry, Bassett has experienced a shift in demand from domestically produced to imported wood furniture. With the current business levels, it was no longer feasible to continue to operate the large manufacturing facility even with the efficiency improvements and investments made over the last two years. The Company plans to source the majority of the products currently produced at this facility from overseas suppliers, to continue to produce certain custom bedroom products domestically and to discontinue production of slower selling items. The Company also expects to record a charge of approximately $1.0 million in the second quarter of 2007 for severance benefits associated with the plant closure.

The Bassett Furniture retail store program had 133 stores (106 licensed and 27 Company-owned) in operation at the end of the first quarter. No stores were opened during the quarter with one licensee store being closed. The Company expects that four or five new stores will be opened over the remainder of the year.

“This was an extremely difficult quarter for the Company both in terms of our business levels and the announcement made earlier this month related to the closing of our facility in Bassett,” said Robert H. Spilman Jr., president and chief executive officer. “While we are reducing our cost structure to reflect the pace of incoming orders, the Company continues to pursue mid and long-term growth initiatives on a number of fronts. The reception of our dealers to new sharper value products at the High Point Market last week was very positive. Components of our store presentation improvement program were on display and favorably embraced by our licensees. The debut of our new store prototype this fall and new embellishments to our consumer catalog highlight continued efforts to strengthen store performance.”

Wholesale Segment

Net sales for our wholesale segment were $62.3 million for the first quarter of 2007, 18% below the $76.3 million sales level attained in the first quarter of 2006. For the first quarter of 2007, approximately 74% of wholesale shipments were to Bassett stores compared to 70% in the first quarter of 2006. Additionally, approximately 47% of wholesale shipments in the quarter were imported products as compared to 44% in 2006. The wholesale segment generated an operating loss of $(1.2) million in the first quarter of 2007 as compared to $3.7 million of operating income in 2006. The $4.9 million decrease in operating income was primarily attributable to the reduction in sales volume. The Company also incurred increased selling, general and administrative expenses associated with the development and distribution of the spring catalog, the development of the new store prototype concept, additional television advertising and the addition of new retail management personnel.

With the continued difficult furniture retail environment resulting in the significant drop in the wholesale volume, the Company will continue to assess and adjust its wholesale cost structure to match the associated demand. The Company expects that the closure of the Bassett plant will result in annual improvements beginning in 2008 to operating income of $3.0 to $4.0 million per year after factoring in expected sales reductions.

Retail Segment

Bassett’s 27 corporate stores continued to experience relatively soft conditions at retail with sales of $21.2 million in the first quarter of 2007 as compared to $21.9 million in 2006. The retail segment incurred an operating loss of $(2.4) million for the quarter compared to an operating loss of $(2.2) million in 2006. The Company is beginning to see improvement from stabilizing the operations at these stores and has seen moderately positive trends in sales and margins during February and March of 2007 as compared to 2006.

Balance Sheet and Cash Flow

Inventories decreased $3.8 million due to lower business levels and improved inventory management. Accounts receivable increased $4.3 million during the first quarter of 2007, due to the timing of shipments late in the quarter coupled with the slower pace of collections from certain store licensees related in part to the overall retail environment. The Company believes it has adequate reserves for bad debts as it continues to aggressively work with its dealers to help ensure their long-term profitability and, in turn, improved cash collections for the Company.

The Company used $3.8 million of cash in operations for the first quarter of 2007 and paid $2.4 million in regular quarterly dividends. These cash uses were primarily funded through sales of investments approximating $4.0 million, $2.8 million of dividends received from an affiliate and a $1.0 million increase in the revolving credit facility. With $5.0 million outstanding, the $40 million revolving credit facility matures November 30, 2007 and is presented as a current liability in the consolidated balance sheet. The Company expects to renew the facility or have another facility in place prior to the maturity date.

Board and annual meetings formerly held at the end of February will be held on April 19, 2007.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With more than 130 Bassett Furniture stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of fiscal 2007, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income—Unaudited

(In thousands, except for per share data)

	Quarter Ended February 24, 2007		(Restated) Quarter Ended February 25, 2006
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$73,420	100.0%	$86,489	100.0%

Cost of sales	51,109	69.6%	59,151	68.4%

Gross profit	22,311	30.4%	27,338	31.6%

Selling, general and administrative	25,825	35.2%	26,260	30.4%
Asset impairment charge	3,609	4.9%	—	0.0%

Income (loss) from operations	(7,123)	-9.7%	1,078	1.2%

Other income, net	910	1.2%	1,893	2.2%

Income (loss) before income taxes	(6,213)	-8.5%	2,971	3.4%
Income tax (provision) benefit	2,025	2.8%	(791)	-0.9%

Net income (loss)	$(4,188)	-5.7%	$2,180	2.5%

Basic earnings (loss) per share:	$(0.35)		$0.18

Diluted earnings (loss) per share:	$(0.35)		$0.18

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) February 24, 2007	November 25, 2006
Assets

Current assets
Cash and cash equivalents	$8,456	$6,051
Accounts receivable, net	42,601	38,253
Inventories	45,111	48,880
Deferred income taxes	6,160	6,391
Assets held for sale	—	1,091
Other current assets	6,482	5,098

Total current assets	108,810	105,764

Property and equipment, net	53,790	58,925

Investments	76,287	78,617
Retail real estate	33,031	33,501
Notes receivable, net	14,758	15,105
Other	19,716	18,025

	143,792	145,248

Total assets	$306,392	$309,937

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$16,440	$16,927
Customer deposits	8,581	8,310
Short-term revolving debt	5,000	—
Other accrued liabilities	19,207	18,323

Total current liabilities	49,228	43,560

Long-term liabilities
Post employment benefit obligations	15,193	15,263
Long-term revolving debt	—	4,000
Real estate notes payable	19,360	19,522
Distributions in excess of affiliate earnings	13,210	11,726

	47,763	50,511

Commitments and Contingencies

Stockholders’ equity
Common stock	59,130	59,018
Retained earnings	144,982	151,535
Additional paid-in-capital	2,273	1,993
Accumulated other comprehensive income	3,016	3,320

Total stockholders’ equity	209,401	215,866

Total liabilities and stockholders’ equity	$306,392	$309,937

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Unaudited

(In thousands)

	Quarter Ended February 24, 2007	(Restated) Quarter Ended February 25, 2006
Operating Activities
Net income (loss)	$(4,188)	$2,180
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,328	2,226
Equity in undistributed income of investments and unconsolidated affiliated companies	(1,959)	(2,234)
Provision for write-down of impaired assets	3,609	—
Provision for losses on trade accounts receivable	685	840
Realized income from investments	(434)	(290)
Net loss from sales of property and equipment	33	—
Deferred income taxes	(793)	(97)
Changes in post employment benefit obligations	138	(69)
Cash received on licensee notes for operating activities	16	9
Changes in operating assets and liabilities:
Accounts receivable	(5,929)	(4,795)
Inventories	3,518	(5,111)
Other current assets	(1,384)	652
Accounts payable and accrued liabilities	603	2,845

Net cash used in operating activities	(3,757)	(3,844)

Investing Activities
Purchases of property and equipment	(218)	(1,369)
Purchases of retail real estate	—	(1,658)
Proceeds from sales of property and equipment	1,028	193
Proceeds from sales of investments	5,591	1,606
Purchases of investments	(1,568)	(1,606)
Dividends from an affiliate	2,811	2,811
Net cash received (paid) on licensee notes	464	(1,029)
Other, net	(728)	(420)

Net cash provided by (used in) investing activities	7,380	(1,472)

Financing Activities
Borrowings under revolving credit arrangement	1,000	5,000
Repayments of long-term debt	—	(120)
Repayments of real estate notes payable	(162)	(120)
Issuance of common stock	305	344
Repurchases of common stock	—	(20)
Cash dividends	(2,361)	(2,365)

Net cash provided by (used in) financing activities	(1,218)	2,719

Net change in cash and cash equivalents	2,405	(2,597)

Cash and cash equivalents, beginning of period	6,051	7,109

Cash and cash equivalents, end of period	$8,456	$4,512

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information—Unaudited

(In thousands)

	Quarter Ended
	February 24, 2007	(Restated) February 25, 2006
Net Sales
Wholesale	$62,346	$76,328
Retail	21,183	21,876
Inter-Company Elimination	(10,109)	(11,715)

Consolidated	$73,420	$86,489

Operating Income (loss)
Wholesale	$(1,161)	$3,662
Retail	(2,376)	(2,198)
Inter-Company Elimination	23	(386)
Asset Impairment Charge	(3,609)	—

Consolidated	$(7,123)	$1,078

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	Quarter Ended February 24, 2007	(Restated) Quarter Ended February 25, 2006
Net income (loss) as reported	$(4,188)	$2,180
Impaired asset charge, net of income taxes (a)	2,201	—

Net income (loss) as adjusted	$(1,987)	$2,180

Reconciliation of Earnings Per Share as Reported

to Earnings Per Share as Adjusted (Unaudited)

	Quarter Ended February 24, 2007	(Restated) Quarter Ended February 25, 2006
Diluted earnings (loss) per share	$(0.35)	$0.18
Impaired asset charge, net of income taxes (a)	0.19	—

Diluted earnings (loss) per share as adjusted	$(0.16)	$0.18

(a)	Adjustments to net income (loss) for both years are taxed at a 39% blended rate.

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Restatement of Financial Statements

As more fully discussed in the Company’s 2006 Form 10-K, fiscal 2006 quarterly financial information was restated based on the Company’s review of the accounting treatment associated with its acquisition of three retail licensee operations in fiscal 2005 and the classification of certain notes receivable activity in the statement of cash flows. The effects of those restatements on the financial statements for the quarter ended February 25, 2006 included herein are summarized below:

Increase (Decrease)
Gross profit	$(337)
Operating income	(217)
Net income	(130)

Cash flow from operations	$1,029
Cash flow from investing activities	(1,029)